SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. __)*

                                 CIT Group Inc.
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   125581801
                                 (CUSIP Number)

                               December 10, 2009
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)
     /X/  Rule 13d-1(c)
     / /  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     High River Limited Partnership

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     2,426,294 **

6  SHARED VOTING POWER
     0

7  SOLE DISPOSITIVE POWER
     2,426,294 **

8  SHARED DISPOSITIVE POWER
     0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,426,294 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     1.21% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Hopper Investments LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     2,426,294 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     2,426,294 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,426,294 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     1.21% **

12  TYPE OF REPORTING PERSON
     OO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Barberry Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     2,426,294 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     2,426,294 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,426,294 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     1.21% **

12  TYPE OF REPORTING PERSON
     CO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Partners Master Fund LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     4,063,441 **

6  SHARED VOTING POWER
     0

7  SOLE DISPOSITIVE POWER
     4,063,441 **

8  SHARED DISPOSITIVE POWER
     0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,063,441 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     2.03% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Partners Master Fund II L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     1,609,448 **

6  SHARED VOTING POWER
     0

7  SOLE DISPOSITIVE POWER
     1,609,448 **

8  SHARED DISPOSITIVE POWER
     0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,609,448 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.80% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Partners Master Fund III L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     611,702 **

6  SHARED VOTING POWER
     0

7  SOLE DISPOSITIVE POWER
     611,702 **

8  SHARED DISPOSITIVE POWER
     0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     611,702 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.31% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Offshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     6,284,591 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     6,284,591 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,284,591 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     3.14% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Partners LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     3,420,782 **

6  SHARED VOTING POWER
     0

7  SOLE DISPOSITIVE POWER
     3,420,782 **

8  SHARED DISPOSITIVE POWER
     0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,420,782 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     1.71% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Onshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     3,420,782 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     3,420,782 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,420,782 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     1.71% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Capital LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     9,705,373 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     9,705,373 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,705,373 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.85% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     IPH GP LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     9,705,373 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     9,705,373 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,705,373 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.85% **

12  TYPE OF REPORTING PERSON
     OO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Enterprises Holdings L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     9,705,373 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     9,705,373 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,705,373 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.85% **

12  TYPE OF REPORTING PERSON
     PN

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Icahn Enterprises G.P. Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     9,705,373 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     9,705,373 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,705,373 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.85% **

12  TYPE OF REPORTING PERSON
     CO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Beckton Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     9,705,373 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     9,705,373 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,705,373 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.85% **

12  TYPE OF REPORTING PERSON
     CO

** See Item 4.

                                  SCHEDULE 13G

CUSIP No.  125581801

1  NAME OF REPORTING PERSON
     Carl C. Icahn

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a) / /
     (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
     0

6  SHARED VOTING POWER
     12,131,667 **

7  SOLE DISPOSITIVE POWER
     0

8  SHARED DISPOSITIVE POWER
     12,131,667 **

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     12,131,667 **

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.07% **

12  TYPE OF REPORTING PERSON
     IN

** See Item 4.

                                  SCHEDULE 13G

ITEM 1

(a)  Name of Issuer:
       CIT Group Inc.

(b)  Address of Issuer's Principal Executive Offices:
       505 Fifth Avenue, New York, New York 10017

ITEM 2

(a)  Name of Person Filing:

     The persons filing this statement are High River Limited Partnership ("High River"), Hopper Investments LLC ("Hopper"), Barberry Corp. ("Barberry"), Icahn
Partners Master Fund LP ("Icahn Master"), Icahn Partners Master Fund II LP ("Icahn Master II"), Icahn Partners Master Fund III LP ("Icahn Master III"), Icahn Offshore LP ("Icahn Offshore"), Icahn Partners LP ("Icahn Partners"), Icahn Onshore LP ("Icahn Onshore"), Icahn Capital LP ("Icahn Capital"), IPH GP LLC ("IPH"), Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"), Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), Beckton Corp. ("Beckton"), and Carl C. Icahn (collectively, the "Reporting Persons").

     Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl
C.  Icahn  is  the  sole  stockholder  of  each  of  Barberry  and  Beckton.

(b)  Address of Principal Business Office:

     The address of the principal business office of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, (ii) Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands, and (iii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

(c)  Citizenship:

     Each of High River, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital and Icahn Enterprises Holdings is a Delaware limited partnership. Each of Hopper and IPH is a Delaware limited liability company. Each of Barberry, Icahn Enterprises GP and Beckton is a Delaware corporation. Each of Icahn Master, Icahn Master II and Icahn Master III is a Cayman Islands exempted limited partnership. Carl C. Icahn is a citizen of the United States of America.

(d)  Title of Class of Securities:
     Common  Stock,  $0.01  par  value  per  share  ("Shares")

(e)  CUSIP Number:
     125581801

ITEM 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      NOT APPLICABLE

ITEM 4  Ownership

(a)  Amount Beneficially Owned:

     The Reporting Persons may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), in the aggregate, 12,131,667 Shares. The information set forth in Item 4(c) below is herby incorporated in its entirety herein. Each of Hopper, Barberry and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

(b)  Percent of Class

     The Shares beneficially owned by the Reporting Persons represent approximately 6.07% of the Issuer's outstanding Shares (based upon the 200,000,000 Shares stated to be outstanding by the Issuer in the Current Report on Form 8-K filed by the Issuer with the Securities and Exchange Commission on December 16, 2009).

(c) Number of Shares as to which each Reporting Person has (i) Sole power to vote or to direct the vote, (ii) Shared power to vote or to direct the vote,
(iii) Sole power to dispose or to direct the disposition of, (iv) Shared power to dispose or to direct the disposition of:

     The information set forth in the cover pages hereto is herby incorporated in its entirety herein.

ITEM 5    Ownership of Five Percent or Less of a Class
          NOT APPLICABLE

ITEM 6 Ownership of More than Five Percent on Behalf of Another Person NOT APPLICABLE

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
          NOT APPLICABLE

ITEM 8    Identification and Classification of Members of the Group
          NOT APPLICABLE

ITEM 9    Notice of Dissolution of Group
          NOT APPLICABLE

ITEM 10   Certification

     By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

1    Joint Filing Agreement, dated the date hereof, among the Reporting Persons.

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13G is true, complete and correct.

Dated:  December 21, 2009

HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., sole member

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward Mattner
          Title: Authorized Signatory

HOPPER INVESTMENTS LLC
By: Barberry Corp., sole member

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward Mattner
          Title: Authorized Signatory

BARBERRY CORP.

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward Mattner
          Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN OFFSHORE LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN PARTNERS LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN ONSHORE LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
  By: Icahn Enterprises Holdings L.P., its sole member
    By: Icahn Enterprises G.P. Inc., its general partner

      By:  /s/ Dominick Ragone
           -------------------
           Name: Dominick Ragone
           Title: Chief Financial Officer

IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
  By: Icahn Enterprises G.P. Inc., its general partner

      By:  /s/ Dominick Ragone
           -------------------
           Name: Dominick Ragone
           Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner

  By:  /s/ Dominick Ragone
       -------------------
       Name: Dominick Ragone
       Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

     By:  /s/ Dominick Ragone
          -------------------
          Name: Dominick Ragone
          Title: Chief Financial Officer

BECKTON CORP.

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory



/s/ Carl C. Icahn
-----------------
CARL C. ICAHN


               [Signature page to Schedule 13G - CIT Group Inc.]

                                   EXHIBIT 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share of CIT Group Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 21st day of December, 2009.

HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., sole member

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward Mattner
          Title: Authorized Signatory

HOPPER INVESTMENTS LLC
By: Barberry Corp., sole member

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward Mattner
          Title: Authorized Signatory

BARBERRY CORP.

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward Mattner
          Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN OFFSHORE LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN PARTNERS LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN ONSHORE LP

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
  By: Icahn Enterprises Holdings L.P., its sole member
    By: Icahn Enterprises G.P. Inc., its general partner

      By:  /s/ Dominick Ragone
           -------------------
           Name: Dominick Ragone
           Title: Chief Financial Officer

IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
  By: Icahn Enterprises G.P. Inc., its general partner

      By:  /s/ Dominick Ragone
           -------------------
           Name: Dominick Ragone
           Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner

  By:  /s/ Dominick Ragone
       -------------------
       Name: Dominick Ragone
       Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

     By:  /s/ Dominick Ragone
          -------------------
          Name: Dominick Ragone
          Title: Chief Financial Officer

BECKTON CORP.

     By:  /s/ Edward E. Mattner
          ---------------------
          Name: Edward E. Mattner
          Title: Authorized Signatory



/s/ Carl C. Icahn
-----------------
CARL C. ICAHN



   [Signature page to Schedule 13G Joint Filing Agreement for CIT Group Inc.]